CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Destiny Media Technologies Inc, (Form S-8 No. 333-133552) pertaining to the 2006 Amended and Restated Stock Option Plan, (Form S-8 No. 333.114904) and pertaining to the Amended 1999 Stock Option Plan of our report dated November 26, 2008 with respect to the consolidated financial statements of Destiny Media Technologies Inc. for the years ended August 31, 2008 and 2007, included in its Annual Report (Form 10-K/A) for the year ended August 31, 2009.

Vancouver, Canada March 10, 2010	Chartered Accountants